ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell / Zach Brown
Ken Chymiak (9l8) 25l-9121	(212) 896-1250 / (212) 896-1217
Scott Francis (9l8) 25l-9121	grussell@kcsa.com / zbrown@kcsa.com

ADDvantage Technologies Announces Results for Fiscal 2011 Third Quarter
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Third quarter 2011 total revenue of $8.7 million and net income of $0.05 per diluted share
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Implemented Growth Strategy through Strategic Acquisition of AGC

BROKEN ARROW, Oklahoma, August 9, 2011 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its results for the three and nine month periods ended June 30, 2011.

Revenue for the three month period ended June 30, 2011 was $8.7 million compared to $13.3 million in the same period a year ago. Equipment sales were negatively impacted by several factors including the continued economic downturn in the cable television industry as MSO customers continue to conserve cash and limit capital expenditures and the negative impact of the Cisco agreement.  Sales of new equipment were $5.6 million for the three months ended June 30, 2011 as compared to $9.4 million for the three months ended June 30, 2010. Net refurbished equipment sales were $1.9 million for the three months ended June 30, 2011 as compared to $2.5 million for the same period last year.  The decrease in refurbished equipment sales was primarily due to a decrease in sales of digital converter boxes of $0.2 million, as well as the factors discussed above. Service revenue was $1.2 million for the three months ended June 30, 2011 as compared to $1.4 million for the same period last year. This decline was primarily attributable to the closure of the Tulsat-West facility in the fiscal first quarter of 2011.

Net income attributable to common shareholders in the third quarter of fiscal 2011 was $0.5 million, or $0.05 per diluted share, as compared to $1.4 million, or $0.14 per diluted share, in the same period last year.

For the nine months ended June 30, 2011, revenue decreased to $26.8 million from $35.6 million, for the same period last year.

Net income attributable to common stockholders for the nine month period was $1.8 million, or $0.18 per diluted share, as compared to $3.3 million, or $0.33 per diluted share, for the first nine months of fiscal 2010.

In May 2011, the Company acquired the net operating assets of Adams Global Communications, LLC (“AGC”), a purchaser and seller of cable television access and transport equipment, digital converter boxes and modems in the U.S., Canada and Latin American markets. AGC has a strategic reseller agreement for the U.S. with Arris Solutions, one of the nations’ largest OEMs of cable equipment.  Upon closing the AGC acquisition, ADDvantage also started marketing one of its existing subsidiaries, Broadband Remarketing International, LLC (“BRI”), under Adams Global Communications or AGC.

Ken Chymiak, President and CEO, commented, “The third quarter of fiscal 2011 continued the trends we have seen over the past few quarters. We maintained relatively strong gross margins of approximately

30% and reported a positive net income of approximately $0.5 million. During the quarter, we continued to experience a decline in our total revenue, primarily due to several factors, including the prolonged economic downturn in the cable television industry. As we have mentioned in the past, our large and small MSO customers continue to limit capital expenditures on plant expansion projects and bandwidth upgrades in an effort to conserve cash, and we cannot predict when these MSOs will return capital expenditures to pre-recession levels. In addition, the reseller contract Tulsat signed with Cisco in December, 2010, continues to impact our business by limiting our ability to sell to certain customers.

“During the quarter we executed upon a key element of our growth strategy, with the acquisition of AGC. The addition of AGC provides additional scale within our core business as well as significant growth opportunities through new customers and its OEM reseller agreement with Arris Solutions.

“Our cash position remains strong, at $12.0 million as of June 30, 2011, compared to $8.7 million as of the beginning of our fiscal year 2011. This is a reflection of the positive cash flow we are generating as a result of our profitable operations and from the continued reduction in the level of our inventory,” concluded Mr. Chymiak.

Earnings Conference Call

As previously announced, the Company’s earnings conference call is scheduled for 12:00 p.m. Eastern Time on Tuesday, August 9, 2011.  The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetech.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast.  The dial-in number for the conference call is (888) 352-6803 or (719) 325-2245 for international participants.  All dial-in participants must use the following code to access the call: 2419302. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through August 23, 2011 at (877) 870-5176 (domestic) or (858) 384-5517 (international). Participants must use the following code to access the replay of the call: 2419302. The online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Cisco, Motorola and Fujitsu Frontech North America, as well as operating a national network of technical repair centers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Adams Global Communications. For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2011	2010	2011	2010
Sales:
Net new sales income	$5,568,777	$9,386,857	$18,510,943	$23,749,544
Net refurbished sales income	1,923,665	2,492,755	4,624,947	7,613,522
Net service income	1,202,763	1,417,837	3,685,466	4,209,125
Total net sales	8,695,205	13,297,449	26,821,356	35,572,191
Cost of sales	6,127,808	9,089,475	18,689,684	24,414,081
Gross profit	2,567,397	4,207,974	8,131,672	11,158,110
Operating, selling, general and administrative expenses	1,642,403	1,758,724	4,686,050	5,164,803
Income from operations	924,994	2,449,250	3,445,622	5,993,307
Interest expense	170,417	197,016	530,704	609,589
Income before provision for income taxes	754,577	2,252,234	2,914,918	5,383,718
Provision for income taxes	287,000	856,000	1,108,000	2,046,000
Net income attributable to common shareholders	467,577	1,396,234	1,806,918	3,337,718

Other comprehensive income:
Unrealized gain (loss) on interest rate swap, net of taxes	(29,838)	(113,419)	200,953	(67,757)

Comprehensive income	$437,739	$1,282,815	$2,007,871	$3,269,961

Earnings per share:
Basic	$0.05	$0.14	$0.18	$0.33
Diluted	$0.05	$0.14	$0.18	$0.33
Shares used in per share calculation:
Basic	10,195,135	10,143,970	10,164,487	10,128,887
Diluted	10,197,372	10,148,303	10,168,613	10,132,548

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2011 (unaudited)	September 30, 2010 (audited)
Assets
Current assets:
Cash and cash equivalents	$12,031,640	$8,739,151
Accounts receivable, net of allowance of $300,000	3,283,493	4,905,733
Income tax refund receivable	242,475	203,405
Inventories, net of allowance for excess and obsolete
inventory of $2,300,000 and $2,545,000, respectively	26,739,349	27,410,722
Prepaid expenses	231,571	92,567
Deferred income taxes	1,314,000	1,423,000
Total current assets	43,842,528	42,774,578

Net property and equipment	6,983,062	7,224,256

Other assets:
Deferred income taxes	516,000	678,000
Goodwill	1,560,183	1,560,183
Other assets	11,237	23,236
Total other assets	2,087,420	2,261,419

Total assets	$52,913,010	$52,260,253

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,249,235	$2,751,498
Accrued expenses	987,126	1,340,414
Notes payable – current portion	1,814,008	1,814,008
Total current liabilities	6,050,369	5,905,920

Notes payable	10,697,622	12,058,128
Other liabilities	928,730	1,252,683

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 10,431,354 and 10,367,934 shares issued, respectively; and 10,207,390 and 10,143,970 shares outstanding, respectively	104,314	103,679
Paid in capital	(5,886,725)	(6,070,986)
Retained earnings	42,000,709	40,193,791
Accumulated other comprehensive income (loss):
Unrealized loss on interest rate swap, net of tax	(575,730)	(776,683)
Total shareholders’ equity before treasury stock	35,642,568	33,449,801

Less: Treasury stock, 223,964 shares, at cost	(406,279)	(406,279)
Total shareholders’ equity	35,236,289	33,043,522

Total liabilities and shareholders’ equity	$52,913,010	$52,260,253